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                                                                    Exhibit 10.5

                              SEPARATION AGREEMENT

      This is a Separation Agreement (hereinafter the "Agreement") between John
T. Dee (hereinafter the "Executive") and Volume Services America Holdings, Inc. (hereinafter the "Company").

      WHEREAS, Executive is unable to attend the Company's August 2003 Board of Directors Meeting due to his ill health; and

      WHEREAS, Executive is resigning from his employment with the Company and from his position as Chairman of the Board of Directors for health reasons; and

      WHEREAS, Executive and the Company agree that Executive's last day of employment with the Company (hereinafter the "Separation Date") shall be the earlier of: (i) August 28, 2003 or (ii) the date on which the Company decides to proceed with its currently intended initial public offering of stock; and

      WHEREAS, in the interests of compromise and certainty, Executive and the Company have agreed to the terms of Executive's separation from the Company as set forth herein.

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, Executive and the Company hereby covenant and agree as follows:

      1. CONSIDERATION. In consideration for Executive signing this Agreement and complying with the promises made herein, the Company agrees to provide Executive with the following payments and benefits:

            (a) The Company shall provide separation payments to the Executive at the rate of $465,000 per year from the Separation Date through August 24, 2003 and at the rate of $232,500 per year from August 25, 2003 through August 24, 2005. Such separation payments shall be made in accordance with the Company's usual policies and practices for salary payments and shall be reduced by all applicable taxes and withholdings. In the event of Executive's death prior to August 24, 2005, the remaining separation payments shall be made payable to the Executive's estate.

            (b)   Executive shall remain eligible to receive bonuses based on the Company's Annual Bonus Plan until the earlier of August
                  24, 2005 or the date of his death. The amounts of such
                  bonuses, if any, shall be calculated in accordance with and, if applicable, prorated in accordance with the written terms of the Annual Bonus Plan. In the event that a bonus is determined to be due Executive, but such payment is not made prior to Executive's death, then such payment shall be made to the Executive's estate.
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            (c)   Executive (and/or his estate) shall remain eligible to receive his deferred bonus for 2002, in the amount of $266,250, if and when such deferred bonuses are paid to other similarly-situated senior executives.

            (d) The Company will continue to pay the premiums on the base life insurance policy on the Executive, in effect as of the Separation Date, until the earlier of August 24, 2005 or the date of Executive's death. The Company also hereby waives its right and authority to recover its interest in the Executive's "split-dollar" life insurance policy.

            (e) For a period of eighteen (18) months after the Separation Date, the Executive and his spouse shall continue to be eligible to participate in the Company's health insurance plan in accordance with the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act (hereinafter "COBRA"). If the Executive elects to receive such continuation coverage under COBRA, the Company shall increase the monthly payments payable to Executive under subsection (a) above by the cost of such continued COBRA coverage and Executive's payments for such continued COBRA coverage shall be deducted automatically by the Company from those monthly payments.

            (f) The Company shall allow Executive to continue to use the leased automobile in his possession on the Separation Date until the earlier of August 24, 2005 or the date of the Executive's death. The Company shall make the lease payments and pay for the maintenance of the leased automobile during this time period.

            (g) The Company shall continue to reimburse the Executive up to $10,000 per year for fees and expenses related to membership in two clubs designated by the Executive. Such reimbursement shall continue until the earlier of August 24, 2005 or the date of the Executive's death.

            (h) Executive's rights under the Company's deferred compensation plan, pension plan and/or 401(k) plan shall be governed by the written terms of those plans. For the purposes of those plans, Executive's last day of employment shall be considered the same as his Separation Date.

      2. NO CONSIDERATION ABSENT EXECUTION OF THIS AGREEMENT. Executive and the Company understand and agree that Executive would not receive the consideration specified in Section 1 above, except for Executive's execution of this Agreement and his fulfillment of the promises contained herein. Executive agrees and acknowledges that he is receiving the consideration set forth above in Section 1 in consideration for his execution of this Agreement and that he is not otherwise entitled to such consideration. Executive further agrees that the consideration set forth in Section 1 above is adequate and fair consideration for all of his promises and obligations herein. Executive agrees that other than the consideration set forth in this Agreement, he is not entitled to and will not receive

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            any other monies, benefits or compensation from the Company, including but not limited to any other wages, salary, bonuses, stock options, restricted stock, vacation or sick pay, separation pay or any other benefits or compensation of any kind.

      3. DUTY OF ONGOING COOPERATION. The parties jointly agree that Executive will continue to support and cooperate with the Company to aid with the management transition and will remain available for contact with clients, employees, and any additional persons as reasonably requested by the Company through August 24, 2005. In connection therewith, the Company shall make available to the Executive reasonable office space and secretarial assistance through at least February 28, 2004. All reasonable out-of-pocket expenses incurred by Executive while assisting the Company with the transition duties listed above shall be reimbursed in full, provided however, that written permission is obtained in advance of any expenditures.

      4. GENERAL RELEASE OF CLAIMS. Executive knowingly and voluntarily for himself and his heirs, executors, and administrators, releases and forever discharges the Company and its respective parent companies, subsidiaries, predecessors, successors, affiliated companies and businesses, related companies and businesses, and each of their current, former and future owners, shareholders, managers, members, partners, directors, officers, employees, representatives and agents, and their heirs, executors or administrators (hereinafter collectively referred to as the "Released Entities") of and from all demands, complaints, appeals, causes of action, claims and charges whatsoever, in law or in equity, known or unknown, which Executive ever had, may have had, now has, or which his heirs, executors or administrators hereinafter can, shall or may have as a result of any act, incident, event or omission that has occurred on or before the date on which Executive signs this Agreement. Executive agrees to release and forever discharge the Released Entities from any and all claims which Executive did file or could have filed with any federal, state or local court or agency, including but not limited to all claims arising from or related to his employment or separation from employment at the Company. Executive understands and acknowledges that this General Release of Claims includes, but is not limited to, any and all claims of age discrimination or any other type of discrimination, whether such claims arise under the federal Age Discrimination in Employment Act ("ADEA"), the Connecticut Fair Employment Practices Act ("CFEPA"), or any other federal, state or local statute, law, regulation or ordinance.

      5. COVENANT NOT TO SUE. Except to enforce this Agreement, the Executive hereby promises never to file or make, or permit to be filed or made on his behalf, a lawsuit, charge, complaint, or other claim asserting any claim or demand against any of the Released Entities which is within the scope of the claims released in Section 4 above. This Agreement may and shall be pleaded by any of the Released Entities as a full and complete defense to, and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or maintained in breach thereof. If the Executive files or makes, or

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            permits to be filed or made on his behalf, a lawsuit, charge, complaint, appeal or other claim asserting any claim or demand against any of the Released Entities which is within the scope of the claims released in Section 4 above, whether or not such claim is otherwise valid, that Released Entity shall be entitled to: (i) the full enforcement of the terms of this Agreement; (ii) the immediate dismissal of all claims released in Section 4 above; and (iii) the recovery of his/its attorneys' fees and legal costs incurred in defending such claim(s).

      6. NO SOLICITATION OF CUSTOMERS OR CLIENTS FOR ONE YEAR. For a period of two (2) years from the Separation Date (the "Non-Solicitation Period"), Executive agrees not to request, suggest, solicit, entice or induce any client or customer of the Company, or of any subsidiary, affiliate, joint venturer, predecessor or successor of the Company (hereinafter collectively referred to as the "Centerplate Companies"), to modify or curtail its business with the Centerplate Companies in any way. Executive also agrees that during the Non-Solicitation Period, he shall not receive any payments or compensation, either directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant, director or in any other individual, corporate or representative capacity, from any current customer or client of the Centerplate Companies or from any former customer or client to which the Centerplate Companies provided services during Executive's employment with the Company.

      7. NO SOLICITATION OF EMPLOYEES. During the Non-Solicitation Period, Executive agrees not to employ, retain, solicit, recruit, hire, induce or attempt to induce to leave the Centerplate Companies, either directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant, director or in any other individual, corporate or representative capacity, any person who was an employee of the Centerplate Companies as of the Separation Date. Executive further agrees that if an employee of the Centerplate Companies contacts Executive during the Non-Solicitation Period about prospective employment, Executive will inform such employee that he cannot discuss the matter further without informing the Company.

      8. CONFIDENTIAL INFORMATION. Executive agrees not to use, not to disclose and to keep confidential any non-public, secret, confidential or proprietary information, knowledge or data relating to the Centerplate Companies, including but not limited to the Centerplate Companies' processes, products, client lists, client identities, customers, vendors, financial data, marketing strategies, business plans, pricing information, trade secrets, and all other non-public information relating to the Centerplate Companies (the "Confidential Information"). Executive agrees that Confidential Information shall also include, but not be limited to, all internal discussions among Company personnel and agents related to any bids, responses to requests for proposal, or other efforts to obtain business contemplated, proposed or made by the Centerplate Companies in the two (2) year prior to the Separation Date.


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      9.    NO CLAIMS FILED BY EXECUTIVE. Executive confirms that he has not filed and will not file, or permit to be filed on his behalf, any charge, complaint, or action in any forum or form against the Released Entities. Nothing in this Section or elsewhere in this Agreement shall prevent any party from filing an action in order to enforce the terms and conditions of this Agreement.

      10. REVOCATION. Executive may revoke this Agreement within a seven (7) day period following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, and state, "I hereby revoke my acceptance of my Separation Agreement with Volume Services America Holdings, Inc." The revocation must be delivered within the seven (7) day revocation period to:

                        Janet L. Steinmayer, Esq.
                        Executive Vice President, General Counsel
                                and Secretary
                        Centerplate
                        300 First Stamford Place
                        Stamford, CT  06902

            This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Connecticut, then the revocation period shall not expire until 5:00 p.m. on the next following day which is not a Saturday, Sunday, or legal holiday.

      11. COMPANY'S OPTION TO ACQUIRE UNITS. Executive currently owns 360.65 units of Class II partnership interests in VSI Management II L.P. and 1,179.71 units of partnership interests in VSI Management Direct L.P. (hereinafter collectively referred to as the "Units"), subject to applicable loans. Executive hereby grants to the Company an option, exercisable by the Company at any time up to and including the first anniversary of the Separation Date, to acquire all of the Units from Executive for cash at a purchase price for each such Unit equal to the fair market value of that Unit as of the date the Company exercises this option, as such fair market value is determined jointly in good faith by the General Partner of VSI Management II L.P. or VSI Management Direct L.P., as applicable, and the board of directors of the Company. Executive agrees that, if the Company exercises this option, the purchase price shall first be applied to repay all outstanding principal of and accrued interest on the loans he incurred to acquire the Units. If the Company exercises this option, the closing of the purchase and sale of the Units shall occur on such business day as the Company selects that is no earlier than 2 business days and no later than 20 business days after the date of such exercise. The Company's rights under this Section 11 are in addition to, and not in substitution for, the Company's rights under Section 4.6(c) of the partnership agreement of each of VSI Management II L.P. and VSI Management Direct L.P.


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      12.   RESIGNATION OF POSITIONS. Executive agrees and acknowledges that he resigned as an employee, Officer, Director, and Chairman of the Board of Directors of the Company effective as of the Separation Date. Executive also agrees and acknowledges that he also resigned as an employee, Officer and Director of any and all of the Centerplate Companies effective as of the Separation Date.

      13. NO ASSISTANCE IN ACTIONS AGAINST THE RELEASED ENTITIES. Executive agrees that he will not advise, counsel or otherwise cooperate with or assist current or former employees or independent contractors of the Released Entities to pursue any type of legal action or administrative proceeding against the Released Entities. Executive further agrees that he will not participate, directly or indirectly, as a witness, consultant, expert or otherwise, in any action at law, proceeding in equity or administrative proceeding against the Released Entities, unless requested to do so in writing by the Released Entities or unless compelled to do so by force of law. In the event that Executive believes he is compelled by force of law or for any other reason to testify or otherwise participate in any action or proceeding against any of the Released Entities, he agrees to provide the Released Entities with reasonable advance notice of the subpoena, judicial notice, or other reason which he believes compels his participation.

      14. CONFIDENTIALITY. Executive agrees that all circumstances and discussions leading to or relating to the negotiation of this Agreement, as well as all terms and conditions of this Agreement, are confidential and he shall not, without the prior written consent of the Company, individually or jointly, in any manner, publish, publicize, disclose or otherwise make known or permit or cause to be made known to any third person such information.

            For purposes of this Section, "any third person" includes but is not limited to any individual, organization, labor union, association or group, and the news and communication media, including but not limited to television, radio, newspaper, magazine and the Internet, or any agents thereof. Nothing in this Section shall be construed to prohibit the disclosure by Executive of such information as may be required by law, or by judicial or administrative process or order, or as is necessary to enforce the provisions of this Agreement; provided that Executive agrees to provide the Company with reasonable advance notice of the subpoena, judicial notice, or other reason which he believes requires such disclosure. Nothing in this Section shall be construed to prohibit the disclosure of the terms and conditions of this Agreement by Executive to his spouse or to any legal or financial consultant retained by him; provided the persons to whom the disclosure is made agree to be bound by the confidentiality provisions of this Section and further provided that Executive agrees to be liable to the Company for any breaches of confidentiality by any such person. Nothing in this Section or elsewhere in this Agreement shall be construed to prohibit either party from stating or announcing that Executive resigned due to health reasons.

      15. NON-DISPARAGEMENT. Executive hereby agrees that he will not in any way whatsoever or to any extent whatsoever disparage, demean, deprecate, rebuke,

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            condemn, belittle, slander or libel, either orally or in writing, any of the Released Entities.

      16. RETURN OF COMPANY PROPERTY. Executive represents and warrants that he has returned to appropriate officers of the Company all files (electronic, hard copy, or otherwise), documents, notes and records relating to the business of the Company. Executive also represents and warrants that he has returned all Company property, files (electronic, hard copy or otherwise), documents, notes and records and has not kept and is not keeping copies of any such materials. Nothing in this Section or elsewhere in this Agreement shall prohibit Executive from retaining the cellular telephone that he has received from the Company; provided, however, that the Company shall not be responsible for paying bills for cellular service occurring after the Separation Date.

      17. ARBITRATION. In the event that any future dispute arises among or between Executive and any of the Released Entities, whether or not related to or arising from the obligations of the parties set forth in this Agreement, the complaining party agrees to provide the other party with written notice of the dispute and fifteen (15) days to cure it. In the event the dispute continues after fifteen (15) days, the parties agree to submit any and all such disputes to binding arbitration. Any such arbitration shall be conducted in accordance with the American Arbitration Association ("AAA") Rules for Employment Disputes then in effect, shall take place in Stamford, Connecticut, and shall be conducted before a single neutral arbitrator mutually agreed upon by the parties. In any such arbitration, each party shall be responsible for paying its own attorneys' fees and costs.

            The award rendered by the arbitrator shall be final and binding upon the parties, and judgment may be entered and enforced in accordance with the applicable law in any court in Connecticut. Nothing in this Section or elsewhere in this Agreement, however, shall preclude any party from seeking or obtaining through state or federal courts any injunctive relief that is necessary in order to ensure specific performance or to prevent a breach of this Agreement. Executive and the Company each expressly consent that the state and federal courts of Connecticut shall have personal jurisdiction over each of them for any such injunctive action and for any action to confirm or vacate an arbitration award.

      18. NO ADMISSION OF WRONGDOING. The parties agree that this Agreement is not, and shall not be considered as, an admission of any wrongdoing or liability on the part of any of the Released Entities or on the part of Executive.

      19. GOVERNING LAW AND INTERPRETATION. This Agreement shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provision.

      20. SEVERABILITY. Should any provision of this Agreement, excluding Sections 4 and 5, be declared illegal or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, such provision shall immediately become

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            null and void, leaving the remainder of this Agreement in full force and effect. However, if any portion of Sections 4 and 5 are ruled to be unenforceable for any reason, Executive shall return to the Company all payments that he has received pursuant to Section 1 of this Agreement.

      21. AMENDMENT. This Agreement may not be modified, altered or changed except upon express written consent of the Company and Executive wherein specific reference is made to this Agreement.

      22. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with respect to any and all matters described herein, and fully supersedes any prior agreements or understandings between the parties with respect to any such matters. Notwithstanding the foregoing, the parties expressly agree that the "Certain Restrictions" set forth in Section 6 of their Employment Agreement dated August 24, 1998 shall remain in full force and effect and Executive shall remain obligated to comply with all provisions set forth in that Section 6 and all of its subsections. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in writing in this Agreement.

      23. INJUNCTIVE RELIEF AND TERMINATION OF PAYMENTS AND BENEFITS. Executive understands and acknowledges that any threatened or actual breach of Sections 4, 5, 6, 7, 8, 9, 11, 13, 14, 15, or 16 of this
            Agreement, or of Section 6 of the parties' Employment Agreement dated August 24, 1998, would cause irreparable injury to the Company and that the Company shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief to prevent or redress such a threatened or actual breach. In the event that the Company believes that Executive has breached any of the Sections enumerated above, the Company shall have the right to cease providing any and all of the payments and benefits set forth in Sections 1(a)-(h) of this Agreement. In the event that such a breach occurs after the Company has provided such payments and benefits, the Company shall be entitled to recover them from Executive and/or his estate. In addition, if a court, arbitrator, or other finder of fact determines that Executive has breached any of the Sections enumerated above, Executive and/or his estate agrees to pay the attorneys' fees and costs incurred by the Company in any such action.

      24. ABLE TO UNDERSTAND AGREEMENT. Executive represents and acknowledges that he is able to read the language, and understand the meaning and effect of this Agreement. Executive acknowledges that he has been advised in writing to consult with an attorney about the meaning and effect of this Agreement before signing it. Executive further acknowledges that he has received an adequate opportunity to consult with his attorney before signing this Agreement. Executive further represents and acknowledges that he is executing this Agreement voluntarily and knowingly.


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      25.   TWENTY-ONE DAY CONSIDERATION PERIOD. Executive has been advised in writing that he has at least twenty-one (21) days to consider this Agreement and to consult with an attorney prior to execution of this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period. Executive may elect to sign and enter into this Agreement, or to reject this Agreement, at anytime during the twenty-one (21) day consideration period.


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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily execute this
Agreement as of the date set forth below:

      BY SIGNING THIS AGREEMENT, EXECUTIVE WAIVES ANY RIGHT THAT HE HAS, EVER HAD OR EVER WILL HAVE TO BRING OR MAINTAIN A LAWSUIT OR MAKE ANY CLAIMS AGAINST THE RELEASED ENTITIES INVOLVING ANY MATTER ARISING PRIOR TO EXECUTIVE'S SIGNING OF THIS AGREEMENT. THIS ADDITIONAL NOTICE REGARDING THE EFFECT OF THIS AGREEMENT IS PROVIDED SOLELY AS A REMINDER AND DOES NOT LESSEN, MODIFY OR ALTER IN ANY WAY THE SCOPE, MEANING AND EFFECT OF THE GENERAL RELEASE OF CLAIMS AND COVENANT NOT TO SUE SET FORTH ABOVE IN SECTIONS 4 AND 5.


JOHN T. DEE


/s/ John T. Dee
------------------------------
John T. Dee

August 4, 2003
-----------------------------
Date

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VOLUME SERVICES AMERICA HOLDINGS, INC.




By:  /s/ Janet L. Steinmayer
     ---------------------------------

Title:  Executive Vice President
        ------------------------------

Date:   August 28, 2003
        ------------------------------



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